Exhibit 10.1

SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is made and entered into by and between Flavious J. Smith, Jr., (“Smith”), individually and on behalf of his spouse, representatives, heirs, executors and assigns, and Forestar Group Inc. (Smith and Forestar Group Inc. shall be referred to collectively as the “Parties” and singularly as “Party”). In consideration of the mutual representations, promises and covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties voluntarily covenant and agree as follows:
1.Meaning of Term “Forestar”: Smith understands and the Parties agree that the term “Forestar” as used in this Agreement, includes Forestar Group Inc. (the “Company”) and its Board of Directors, past, present or future parents, subsidiaries, related or affiliated entities and their respective past, present and future officers, trustees, directors, shareholders, employees, agents, representatives, insurers, legal counsel, and successors and assigns of all of the foregoing (and expressly excludes Smith).
2.Actions by Forestar: For and in consideration of the Actions by Smith described in Section 3 of this Agreement, which include Smith’s Release of Claims described in Section 3.a., the Company agrees to the following:
a.Smith’s Separation of Employment: Smith’s employment with the Company is terminated effective December 8, 2014 (“Termination Date”).
b.    Payments by the Company and Cancellation of Equity Awards: In exchange for Smith’s complete compliance with and performance of all promises, actions and representations and providing all other consideration contained in this Agreement, the Company will pay Smith as follows: (i) $1,000,000.00, less payroll taxes and applicable withholdings, as well as all other applicable taxes, to be paid to Smith within ten days after this Agreement becomes effective and non‑revocable in accordance with Section 18. below; and (ii) $1,027,174.00, less payroll taxes and applicable withholdings, as well as all other applicable taxes, to be paid to Smith on January 30, 2016 (the sums referenced in Section 2.b.(i), and (ii) shall be collectively referred to as the “Payments”). The Payments are contingent on Smith’s complete compliance with all of his obligations under this Agreement including, but not limited to, compliance with Sections 3.c. and 3.d. below as well as all other terms and conditions of this Agreement. In exchange for the Company’s agreement to make the Payments, Smith agrees to release all rights, title, and interest in all outstanding and unexercised equity awards, positions, grants and opportunities, including, but not limited to, stock options; restricted stock units (RSUs); and market-leveraged stock units (MSUs) previously granted to Smith by the Company in connection with Smith’s employment with the Company.
3.Actions by Smith: For and in consideration of the agreement by the Company to make the Payments described in Section 2.b. of this Agreement, to which consideration Smith acknowledges he would not otherwise be entitled and as to which consideration Smith acknowledges the sufficiency and receipt, Smith agrees to the following:
a.    Smith’s Release of Claims (“Release of Claims”): SMITH KNOWINGLY AND VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY, HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES Forestar with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Smith possesses or may in the future possess or which could be asserted now or in the future on Smith’s behalf by any other person, entity or governmental authority, resulting from or relating to any act, agreement, event, occurrence, representation, or omission of any kind occurring on or before the Effective Date of this Agreement. Smith understands and agrees that this Release of Claims includes, but is not limited to, the following:
(i.)All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract; wrongful discharge; non‑reimbursement; negligence; negligent hiring, supervision, or retention; false imprisonment; assault; battery; intentional infliction of emotional distress; defamation; slander; libel; fraud; invasion of privacy; breach of any covenants of good faith and fair dealing; breach of employment policies, practices and procedures; and loss or interference with any type of third-party relationship;
(ii.)All claims and causes of action arising under any and all federal, state, or local statutes, laws, regulations, rules, or ordinances, including, without limitation, the Texas Commission on Human Rights Act; Chapters 21 and 451 of the Texas Labor Code; the Texas Payday Law; the National Labor Relations Act; the Civil Rights Acts of 1866, 1964, and 1991; 42 U.S.C. §§ 1981 and 1983; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008; the Fair Labor Standards Act; the Texas Securities Act; the United States Securities Act of 1933; the United States Securities Exchange Act of 1934; the Dodd‑Frank Wall Street Reform and Consumer Protection Act; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act (excluding claims or causes of action for vested benefits under a covered retirement plan); and all claims and causes of action for discrimination, harassment, or retaliation, including those which could have been or could be alleged in any lawsuit or administrative charge, claim, or proceeding that could have been or could be filed or asserted against Forestar, including any person or entity comprising Forestar, by Smith or on Smith’s behalf by any other person, entity or governmental authority; and all claims under the Constitutions of the United States or the State of Texas;
(iii.)All claims and causes of action for any types of damages and equitable relief, including, without limitation, lost wages; bonuses; expenses; benefits; liquidated, punitive, exemplary, personal, compensatory, physical, mental, emotional, or property damages; interest; any other injury, loss, damage, or expense; or any other legal or equitable remedy of any kind whatsoever; and
(iv.)All claims and causes of action arising out of or in any way connected with, directly or indirectly, Smith’s employment at the Company, including, without limitation, Smith’s treatment by Forestar, the terms and conditions of Smith’s employment, and Smith’s termination from employment.
Notwithstanding the foregoing, this knowing, voluntary, non-revocable and unconditional release, acquittal and discharge by Smith does not operate to waive Smith’s rights to: (1) enforce this Agreement; (2) elect COBRA coverage in accordance with applicable law; or (3) receive coverage, as may be applicable and available, under the Company’s directors and officers liability insurance that covers actions by Smith during the course and scope of Smith’s employment with the Company undertaken in good faith and as otherwise required by governing Company documents and any such applicable and available policy of directors and officers liability insurance.
b.    Covenant Not to Sue; No Violation of Laws; Full Compensation/Reimbursement: Smith agrees, promises and covenants not to sue or bring any legal action in any court or in any arbitration against Forestar (collectively the “Proceeding”) for claims of any nature released in this Agreement. In the event that Smith breaches this agreement, promise and covenant not to sue, Smith agrees to the following penalties: reimburse the Company for any sums paid under Section 2.b. of this Agreement and pay Forestar’s attorney’s fees and costs incurred in defending the Proceeding. Smith acknowledges, represents, warrants and agrees that: (i) he did not commit any potential or actual violation of any laws, regulations, standards, policies or procedures that Smith should have properly reported to the Company or otherwise properly addressed pursuant to applicable laws, regulations, policies, procedures or the Company’s standards of business conduct and ethics, or otherwise; and (ii) any issue, concern or complaint in any way concerning the Company’s proper adherence to any applicable laws, regulations, standards, policies or procedures was properly reported by, Smith to the Company. Smith acknowledges, represents, warrants and agrees that the Company has fully compensated and reimbursed him for all business-related expenses incurred by Smith in connection with his employment with the Company.
c.    Non-Disparagement:
(i.)Smith agrees, represents and warrants that he has not made, will not make, will not assist others in making, or cause to be made any oral, electronic, digital or written communications that are disparaging, negative, defamatory or critical in any way concerning Forestar, including all persons and entities comprising Forestar, relating in any way to, without limitation, Forestar’s business, operations, management, personnel, strategies, practices, technology, initiatives or procedures, as well as Forestar’s employment policies or practices, to any person, corporation, entity, agency or authority, including, without limitation, any member or representative of the media or news organizations, investors, potential investors and analysts covering the Company stock, or in or to any forum, including, without limitation, any conference, business meeting, business article, social media article, trade show, or trade publication. If Forestar believes that Smith breached or is in the process of potentially breaching this Section 3.c.(i.), the Company shall provide electronic notice to Smith (via email at:  flavious.smith@smithfamilyoffice.com) and his counsel, Alyson Brown (via email at:  abrown@clousedunn.com), and shall allow Smith a 48-hour period within which to properly and fully cure, to the singular satisfaction of the Company, the alleged breach or anticipated breach of this Section 3.c.(i.). Such notice shall provide reasonable detail and specificity concerning the content, approximate date and circumstances of such alleged breach or potential breach in order to permit Smith to take meaningful action to cure the breach. Nothing in this Section 3.c.(i.) shall prevent Smith from providing truthful testimony in response to any lawful subpoena, subject to the provisions of Section 3.d. below and otherwise in this Agreement.
(ii.)The Company agrees that if a third person initiates contact with the management of the Company to make inquiry concerning Smith’s employment or Smith’s termination from employment, the Company will undertake reasonable efforts to direct such inquiries to the Company’s Vice President-Human Resources for response, and the Company’s Vice President-Human Resources shall simply confirm Smith’s dates of employment and job titles.
d.    Confidentiality and Confidential/Proprietary Information: Smith agrees that during his employment with the Company he obtained and/or had access to confidential and proprietary information regarding Forestar and Forestar’s operations, the disclosure of which would cause substantial and irreparable harm, loss of goodwill or injury to Forestar. Smith agrees that Smith has not disclosed and Smith will not at any time disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish, or use for any purpose, any of Forestar’s Confidential Information. As used in this Section, “Confidential Information” includes all non-public information or trade secrets that an employee conceives, originates, learns of, discovers, or develops, in whole or in part, or that was obtained or accessed as a result of employment with the Company, including, without limitation, geologic or seismic analysis, trends or results; exploration or drilling plans, trends or results; leasing proposals, plans or considerations; actual or potential hydrocarbon reservoir, reserve or resource data, information or projections; or actual or proposed business plans, initiatives, or projections. Smith further represents and agrees that he has taken and will take all reasonable measures to protect the secrecy of and avoid the disclosure and unauthorized use of any Confidential Information he obtained or to which he had access during his employment with the Company.
If Smith is requested by way of subpoena or otherwise to disclose and becomes legally compelled to disclose, information in contravention of the terms of this Section 3.d., Smith will: (1) provide the Company with prompt written advance notice of such event so that Forestar will be afforded the opportunity to pursue timely a protective order or other appropriate remedy, and (2) cooperate with the efforts of Forestar in this regard. Smith, for himself and on behalf of his attorneys, financial advisors and spouse, agrees to furnish only that portion of such information as is legally required to be disclosed, following the disposition of any applicable challenges or pursuit of applicable remedies by Forestar, or on Forestar’s behalf, and Smith agrees and represents that he will exercise all reasonable efforts to cooperate with Forestar to obtain confidential treatment of all such information. If the Company, or as applicable, Forestar, establishes, as may be required in any action or proceeding, that Smith, or Smith’s spouse, financial advisors or attorneys breached, or is in imminent risk or threatened act of breaching any obligations under this Section 3.d., Forestar, in addition to all other relief and damages, shall, as allowed under applicable law and equity principles, be entitled to equitable relief, including, but not limited to, injunctive relief, as well as monetary damages.

e.    Violation of Non-Disparagement Section or Confidentiality Section: Smith agrees, represents and warrants that any violation of Section 3.c. or 3.d. shall constitute a material breach of this Agreement, resulting in Smith’s forfeiture of any Payments that have not been paid under Section 2.b., and subjecting Smith to a claim for damages resulting from such breach including, without limitation, liquidated damages in the amount of $125,000.00 per violation of Section 3.c. or 3.d., as well as all other recourse to which Forestar may be entitled, including, but not limited to, equitable relief. Smith understands and agrees that Forestar will be harmed by any violation of the Non-Disparagement Section or the Confidentiality Section (Sections 3.d. and 3.e., respectively) and that it would be extremely difficult, if not impossible, to measure the extent of the actual damage caused by the violation of the Non‑Disparagement Section or the Confidentiality Section. Accordingly, Smith agrees that the liquidated damages, as set forth above, are reasonable under the circumstances and shall not constitute an impermissible penalty. Smith further agrees to pay all costs and attorneys’ fees incurred by Forestar in connection with any action or proceeding undertaken by a person or entity comprising Forestar, in which a person or entity comprising Forestar is a prevailing party, for the breach of or to enforce the Non-Disparagement or Confidentiality provisions, Sections 3.c. and 3.d. above, or to recover damages or other relief for violation of either of these Sections. Notwithstanding any other provision of or Section in this Agreement, Forestar shall have the right, at the Company’s sole election, to pursue recourse, whether legal or equitable, for any alleged, threatened or anticipated violation of Section 3.c. or 3.d. by Smith (as well as Smith’s spouse, financial advisors or attorneys) in court or in arbitration. (Any such court-action or arbitration proceeding shall be referred to, as applicable, as the “Non-Disparagement Proceeding” or the Confidentiality Proceeding.) If the Company elects to pursue any such Non‑Disparagement Proceeding or Confidentiality Proceeding in court, Travis County, Texas shall be the exclusive venue for any such Non-Disparagement Proceeding or any such Confidentiality Proceeding. If the Company elects to pursue any such Non-Disparagement Proceeding or Confidentiality Proceeding via arbitration, the Non-Disparagement Proceeding or Confidentiality Proceeding pursued and elected by the Company, shall be brought in accordance with the provisions of Section 7 below, subject to the following terms and conditions set forth in this section 3.e. If the Company at its sole election opts to initiate the Non-Disparagement Proceeding or Confidentiality Proceeding via arbitration, the terms of Section 7 below shall control; provided however, the opportunity to reach a resolution or meet and confer pre‑filing as set forth in Section 7 shall not apply in connection with any such Non‑Disparagement Proceeding or Confidentiality claim alleged by Forestar. Forestar shall have the exclusive right to file for immediate Court relief or arbitration relief without any applicability of the preliminary processes or procedures set forth in Section 7 attendant to a pre‑filing effort to achieve resolution, except solely in the context of a Non‑Disparagement Proceeding, in which case the 48‑hour opportunity to cure provision in Section 3.c.(i.) shall apply. Smith agrees to inform his spouse, attorneys, accountants and/or tax advisors who receive the terms of this Agreement of the Non‑Disparagement and Confidentiality provisions, and Smith agrees to be liable for any violation of either Section 3.c. or 3.d. by his spouse, attorneys, accountants and/or tax advisors;
f.    Return of Forestar’s Property: Smith represents, warrants, and agrees that he has returned to Forestar all of Forestar’s property, including, but not limited to, all cell phones, iPads, tablets and devices similar to iPads, laptops, computer disks, credit cards, keys, notebooks, and any photocopies of or original Forestar Confidential Information or other documents regardless of where such property is located including, but not limited to, the Company’s offices in Fort Worth, Texas and Denver, Colorado (collectively, all of the foregoing description of “Forestar’s property” shall be referenced below as “Devices”). Smith further represents, warrants and agrees that he has not retained, copied, or copied from any such Devices any information and data received or generated in connection with Smith’s employment with the Company. The Company agrees that Smith shall be allowed to keep the cell phone number of: (817) 487-8378, provided that: (1) he arranged for the transfer of the referenced cell phone number and all associated post‑December 8, 2014 charges, expenses, fees, assessments and data plan(s) to his own data plan(s); and (2) he is exclusively responsible for and obligated to make the payment of all fees, charges, expenses and invoices associated with the referenced cell phone number and the corresponding data plan(s) as of the Termination Date. With respect to the apartment leased by the Company in Denver, Colorado for Smith’s use during the course and scope of Smith’s Company employment (the “Apartment”), the Company previously purchased certain furnishings and household items for Smith’s use during Smith’s Company employment. Smith shall be permitted to obtain ownership of and keep all such furnishings and household items previously purchased by the Company for Smith’s use at the Apartment during the course and scope of Smith’s Company employment (“Apartment Contents”). The Company agrees to pay the costs for packing and moving the Apartment Contents to a location in Fort Worth, Texas. Smith shall designate in writing and furnish to the Company’s Vice President-Human Resources the referenced Fort Worth location on or before January 9, 2015. The Parties agree that Smith will arrange for the removal of certain art, valuable personal property and vehicles from the leased Apartment premises no later than January 9, 2015 and shall return to the Company (specifically the Vice President-Human Resources) all keys to the referenced Apartment and all non-owned property (i.e., specifically including property owned or otherwise possessed by the landlord of such Apartment) maintained at such Apartment by January 9, 2015.
g.    Forestar Club Memberships: Smith agrees, represents and warrants that effective as of the Termination Date, Smith, Smith’s family members and Smith’s guests shall be required to utilize, at Smith’s own expense (for membership dues, expenses, and otherwise), the club memberships maintained by the Company that Smith was authorized by the Company to use in conjunction with his employment with the Company, including The Petroleum Club of Fort Worth and The Fort Worth Club. The Company agrees, as permitted by such respective clubs, to transfer to Smith the membership at each such club, and the Company shall pay all membership dues with respect to each such club through the Termination Date. The Parties agree to cooperate with one another to whatever extent is necessary to remove the Company from the referenced club memberships and to take any other actions necessary to transfer the administration of the Company club memberships to Smith personally. Smith shall be responsible for and have the obligation to pay membership dues, charges, expenses and invoices incurred after the Termination Date; the Company shall have no obligation whatsoever to pay any membership dues, expenses or charges associated with either such club that are incurred on or after the Termination Date.
h.    Consulting During Transition: Smith agrees that he will make himself reasonably available at the request of Forestar on an as-needed basis (not to exceed ten (10) hours per week for a six (6) month period after the Termination Date (“Consulting Period”) to facilitate the transition of his duties and responsibilities and the continued operations of the Company. However, it is understood and agreed that during this Consulting Period, Smith will have no authority to act on behalf of Forestar or make any representations or statements on behalf of Forestar. In addition, it is understood and agreed that, during this Consulting Period, Smith will not be considered an employee of the Company for any purpose.
i.    Cooperation in the Defense of Actions: Smith agrees to cooperate, at the request of Forestar, in the defense and/or prosecution of any charges, claims, arbitrations, lawsuits and/or proceedings relating in any way to matters occurring while Smith was employed by the Company or about which Smith may have relevant information.
j.    Contact with Forestar Employees: Smith agrees that he will not contact any employees or representatives of Forestar regarding any matters connected with Smith’s employment with the Company or the termination of Smith’s employment with the Company, except for contacts with the Company’s Vice President-Human Resources.
k.    Waiver of Future Employment: Smith hereby waives any right to future employment with Forestar and agrees that Forestar has no obligation, contractual or otherwise, to employ Smith in the future. Smith agrees that he will not at any time in the future apply for (by submission of an application, resume, or otherwise) or accept employment with or provide services to Forestar in any capacity (other than the Consulting Services referenced in Section 3.h. above), whether as an employee, temporary, contractor, supplier, or otherwise. If Smith seeks employment or assignment in violation of this Section and is hired by or assigned to Forestar, Smith agrees that Forestar shall have a legitimate and valid reason to terminate Smith as soon as it learns of the hiring or assignment.
l.    No Involvement in Actions: Smith shall not directly or indirectly, or by the use or participation of another, counsel, assist, aid, or abet any person or entity in the prosecution of a claim, proceeding or suit against Forestar. Smith shall not receive or accept any compensation, directly or indirectly, from any person or entity for the prosecution of any such claim whether by suit or settlement. Smith, unless at Forestar’s request, shall not voluntarily (i.e., absent proper subpoena or court order or other proper legal process) testify, whether by deposition, affidavit, or in person, in any legal proceeding in which Forestar is a party or prospective party. In the event Smith is legally required to give testimony, Smith agrees to give Forestar reasonable advance notice of same.
m.    Non-Admission: Smith and the Company agree and acknowledge that nothing contained in this Agreement or otherwise constitutes admission by Smith or Forestar of any violation of law or of any liability or wrongdoing whatsoever. Smith further agrees not to assert in any Proceeding or otherwise that this Agreement or any other alleged act, omission, occurrence or agreement is, or constitutes, an admission of any violation of law or of liability or of wrongdoing on the part of Forestar.
n.    Limitation of Liability: Smith agrees that with respect to this Agreement, no liability shall obtain in favor of Smith as against any shareholder, trustee, officer, director, agent, member, employee, person or entity comprising Forestar and that Smith will look solely to the assets of the Company for satisfaction of this Agreement.

4.Inclusive Listing of Actions: The Parties acknowledge and agree that the Release of Claims in Section 3.a. is intended only to be inclusive and not exclusive and that the intent of Section 3.a. is to be as broad and comprehensive as possible so that Forestar shall never be held liable, directly or indirectly, to Smith for any claims or causes of action arising prior to the Effective Date.
5.Release Limitations: Smith and Forestar expressly agree that this Agreement is not intended to conflict with or violate any law, rule, or regulation restricting the waiver of employee rights.
6.Other Proceedings: Smith hereby represents and confirms that he has not filed or otherwise initiated any lawsuit, arbitration, complaint, charge, or other proceeding against Forestar in any local, state, or federal court or agency based upon events, acts, representations, agreements, conduct or omissions occurring prior to the Effective Date of this Agreement. Smith expressly waives any right to damages or other legal or equitable relief awarded by any government agency, arbitrator, or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events, representations, acts, agreements or omissions occurring on, in connection with, or prior to the Effective Date of this Agreement.
7.Arbitration of Disputes Regarding Agreement: Smith and the Company agree that any dispute between Smith and Forestar concerning the interpretation, enforcement, application, or claimed breach of this Agreement, including the arbitrability of such dispute and injunctive or equitable relief for alleged violations of or to enforce this Agreement, shall be exclusively submitted to binding, confidential arbitration in Austin, Texas, with the sole exception of any claim brought by Forestar concerning alleged or threatened violation of Section 3.c. (Non‑Disparagement), or Section 3.d. (Confidentiality), as to which the Company shall have the right to elect, at its sole option, whether to initiate an action in Travis County, Texas District Court or via arbitration in Austin, Texas under the terms set forth in this Section 7. Any arbitration shall be administered by and conducted pursuant to the rules of the American Arbitration Association (“AAA”) governing employment disputes and/or the AAA Rules for Emergency Protection, before an arbitrator licensed to practice law in Texas and familiar with employment law disputes. Prior to submitting the matter to arbitration, the Parties shall first attempt to resolve the matter by the claimant notifying the other Party in writing of the claim; by giving the other Party the opportunity to respond in writing to the claim within ten (10) days of receipt of the claim; and by giving the other Party the opportunity to meet and confer. If the matter is not resolved in this manner, the dispute may then proceed to arbitration at the request of either Party. The arbitrator shall have authority to award damages and such other relief as may be appropriate. The Parties shall bear equally the arbitrator’s fees and expenses, as well as the administrative costs assessed by the AAA; however, the prevailing Party in arbitration shall be entitled to recover its reasonable attorneys’ fees, as well as all costs incurred in the arbitration, including, but not limited to, any arbitration fees and expenses, expert witness fees and court reporter costs incurred in discovery or the arbitration proceeding, unless the arbitrator determines that such payment would be unduly burdensome or manifestly unfair to the party charged with such fees. In the event any Party institutes any court action against the other with respect to any claim released by this Agreement, or pursues any arbitrable dispute by any method other than arbitration as provided for in this Section 7. or as otherwise authorized by Forestar (including any person or entity comprising Forestar), which is exclusively allowed to bring suit in Travis County

Texas District Court, at the Company’s sole election, in connection with a Non‑Disparagement Proceeding or Confidentiality Proceeding, including the arbitrability of such dispute, the responding Party shall be entitled to recover from the initiating Party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. Arbitration will be governed by the Federal Arbitration Act, if applicable; otherwise, applicable Texas law will control. As set forth in Section 3.e., the provisions in this Section 7. concerning attempts for resolution and opportunities to meet and confer in advance of initiating any arbitration proceeding shall not apply with regard to any Non-Disparagement Proceeding or any Confidentiality Proceeding brought by Forestar, including any person or entity comprising Forestar, via a court filing in Travis County, Texas District Court or via arbitration in Austin, Texas. To the extent that any inconsistency or conflict exists between, on the one hand, Section 3.e., and, on the other hand, Section 7. concerning the pre-arbitration proceedings or the arbitration serving as the exclusive forum for any dispute between Smith and Forestar concerning this Agreement, Section 3.e. shall control over Section 7.
8.Nonassignment and Indemnification: Smith represents that no claim or cause of action specifically released in this Agreement has been assigned or given to anyone else and that no other person or entity has an interest in any such claim or cause of action, through subrogation or otherwise. Smith agrees to INDEMNIFY AND HOLD HARMLESS Forestar from any further claim, proceeding or suit (including attorneys’ fees and other expenses incurred in the defense of such claim, proceeding or suit) by or on behalf of Smith, Smith’s spouse, Smith’s children, heirs, executors, administrators, or any other person or entity in privity with Smith concerning any matter encompassed by this Agreement.
9.Tax Consequences and Indemnification: All Payments to Smith under this Agreement shall be subject to all applicable withholding taxes, payroll withholdings, and any other applicable amounts or taxes required by law to be withheld. The Company shall be responsible for properly withholding all such taxes and amounts in conjunction with the Payments (the “Company Withholdings”). Smith hereby releases Forestar from any liability, obligation or responsibility for any tax consequences, including interest and penalties, and agrees to assume full responsibility to any federal, state, or local taxing authorities for any tax consequences, including interest and penalties, which may arise as a result of this Agreement or the Payments made by the Company under Section 2.b. of this Agreement. Smith agrees to INDEMNIFY AND HOLD HARMLESS Forestar from and against any taxes, fines, penalties, expenses, fees (including attorneys’ fees) interest, liens, claims, lawsuits, and any other liability whatsoever arising out of any such tax consequences; provided, however, Smith shall not have any indemnification obligations under this Section 9. solely with respect to the Company Withholdings to the extent that the applicable governing taxing authority conclusively determines and final, non‑appealable court judgment establishes that the Company Withholdings were erroneously made by the Company. Smith shall be solely responsible for the payment of all income taxes and the employee’s share of any employment taxes, including any interest or penalties, with respect to Smith’s Payments under this Agreement. Smith acknowledges and agrees that Forestar and its legal counsel have made no representations regarding the proper tax treatment of the Payments set out in Section 2.b.
10.Construction: Smith and Forestar have collaborated in the drafting of this Agreement, and all Parties have had the opportunity to confer with legal counsel before signing this Agreement.

Due to this fact, all Parties take responsibility for the drafting of this Agreement. This Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party, irrespective of any choice of law rule or principle to the contrary. The terms “or” and “and” as used in this Agreement shall be construed either conjunctively or disjunctively to bring within the scope of any provision any aspect which might otherwise be construed outside its scope.
11.Severability: If any Section, sentence, or clause of this Agreement should be found unenforceable, it shall be severed and the remaining Sections, sentences, and clauses shall be enforced in accordance with the intent of this Agreement and to the greatest possible degree legally allowed, except to the extent that any portion of Sections 3.a. and/or 3.b. are found unenforceable. In that event, Forestar shall have a claim against Smith for the repayment of any sums paid under Section 2.b. and shall be entitled to recover from Smith any such sums paid under Section 2.b.
12.Governing Law: Texas law shall govern the validity and interpretation of this Agreement insofar as federal law does not control.
13.Waiver of Breach: The Parties agree that one or more waivers of breaches of any covenant, term, provision, or Section of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term, provision, or Section; or as a waiver of a breach of any other covenant, term, provision or Section; or as a waiver of any other covenant, term, provision or Section.
14.Captions: The titles and captions used in this Agreement are for convenience only and are not to be construed in interpreting this Agreement.
15.Entire Agreement: This Agreement contains the entire understanding between Smith and Forestar and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. Smith acknowledges and agrees that the Company and its legal counsel did not make, directly or indirectly, any representations or warranties, other than those contained in this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Smith and an authorized representative of the Company
16.Agreement Execution: The Parties agree that this Agreement may be executed in duplicate original counterparts with the same force and effect as if all Parties executed a single instrument. This Agreement may be executed by signatures that may be transmitted via facsimile or electronically, each of which shall be deemed an original and all of which together shall constitute one document. A photocopy, facsimile copy or electronic copy of this Agreement may be utilized in the same manner as and shall have the same weight and effect as an original.
17.Advice of Attorney: Smith acknowledges and agrees that he has been represented and advised by an attorney of his choice, at his expense, before executing this Agreement. Smith acknowledges and agrees he is not represented by or relying on any advice, statements, actions or representations of any attorney representing the Company or anyone else associated with or encompassed in Forestar in connection with this Agreement.

18.Time to Consider Agreement/Revocation Period: Pursuant to the Older Workers Benefit Protection Act of 1990, Smith has up to twenty-one (21) calendar days to consider and sign this Agreement. Smith may sign this Agreement prior to the expiration of the twenty-one (21) calendar day consideration period. Smith hereby acknowledges that he will not be entitled to receive the payment(s) described in Section 2.b. unless this Agreement is executed within the twenty-one (21) calendar day consideration period. For a period of seven (7) calendar days following Smith’s execution (signing) of this Agreement, Smith may revoke this Agreement by delivering written notice within the seven (7) calendar day period to David Grimm, Forestar Group, Inc., 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746-5149. This Agreement will become “effective” and enforceable on the eighth (8th) calendar day after Smith properly signs and dates it, if it has not been revoked during the revocation period (the “Effective Date”). Smith acknowledges that if he revokes this Agreement within the seven (7) calendar day period, he will not be entitled to the Payments described in Section 2.b., and any and all originals or copies of this Agreement must be returned to Forestar at the time of revocation.
19.Certification of Understanding of Agreement: Smith hereby represents and certifies that he: (1) has carefully read this Agreement and fully understands all of its provisions; (2) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (3) has consulted with an attorney of his choice before executing this Agreement; (4) has not been influenced to execute this Agreement by any statement or representation by Forestar or its representatives not contained in this Agreement and is not relying on any statement or representation not contained in this Agreement; (5) is not waiving any right or claim that may arise based on acts or omissions occurring after the Effective Date of this Agreement; and (6) enters into this Agreement knowingly and voluntarily of his own free will and without any coercion, threat, intimidation, duress or undue influence of any kind or type whatsoever by Forestar.
20.Successors, Heirs and Assigns: The Parties agree that this Agreement shall be binding upon them, as well as Smith’s spouse and the Parties’ respective heirs, executors, successors, assigns and all other persons and entities acting in privity with them.

ACCEPTED AND AGREED:

/s/ Flavious J. Smith, Jr.                    January 8, 2015
Flavious J. Smith, Jr.                        Date Executed

FORESTAR GROUP INC.

By: /s/ J.M. DeComso                    January 8, 2015
James M. DeCosmo                    Date Executed
President and Chief Executive Officer

[Signature Page to Separation Agreement and Release of all Claims]